Exhibit 9.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-85168, 333-09292, 333-74321, 333-124983 and 333-124997) and on Form F-3 and Form F-3/A (File No. 333-86288) of Acergy S.A. (the “Company”) of our report dated June 10, 2005, with respect to the financial statements of NKT Flexibles I/S as of and for the year ended December 31, 2004, prepared in accordance with the Danish Financial Statements Act. Such statements, as included in NKT Flexibles I/S’ Annual Report for 2004 and with the addition of note 14 “Reconciliation to United States Generally Accepted Accounting Principles (US GAAP)”, are included on pages 8-24 of exhibit 15.2 of Amendment No. 3 to the annual report on Form 20-F of Acergy S.A. for the year ended November 30, 2004.

Copenhagen, June 30, 2006

KPMG C.Jespersen

Statsautoriseret Revisionsinteressentskab

/s/ Lars Andersen

Lars Andersen

State Authorised Public Accountant